Exhibit 10.10

MASTER SALES AND SUPPLY AGREEMENT

BY AND BETWEEN

NETLIST, INC.

AND

NETLIST TECHNOLOGY TEXAS LP

EFFECTIVE AS OF January 1, 2004

SALES AND SUPPLY AGREEMENT ("AGREEMENT")

        This AGREEMENT is entered into as of January 1, 2004 (the "Effective Date"), by and between Netlist, Inc. (the "Supplier"), a Delaware corporation, and Netlist Technology Texas LP (the "Purchaser"), a Texas limited partnership.

RECITALS

        1.     Supplier is engaged in the development and manufacture of board level products for the high performance computing market;

        2.     The Purchaser desires to engage Supplier as its exclusive source for the type of consumer products produced by Supplier;

        3.     Supplier desires to sell its line of products to Purchaser and provide the services stated above.

        Therefore, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        Affiliate or Affiliates.    "Affiliate" or "Affiliates" shall mean a Texas LP, firm, partnership or other entity that directly or indirectly owns, is owned by, or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling, or under common control with a party to this Agreement.

        Effective Date.    "Effective Date" is as defined immediately prior to the Recitals at the beginning of this Agreement.

        Product.    "Product" shall mean the board level products that are necessary to Purchaser's operations and that Purchaser purchases from Supplier.

        Purchase Price.    "Purchase Price" shall mean the amount computed per Section 2.2 of this Agreement, or another price agreed upon by Purchaser and Supplier.

        Purchaser Inventory.    "Purchaser Inventory" shall mean inventory owned by Purchaser and made available to Purchaser for sales to each company's respective customers.

        Term.    "Term" shall have the meaning set forth in Section 5.1 of this Agreement.

        Third Party or Third Parties.    "Third Party" or "Third Parties" shall mean any entity other than a party to this Agreement or an Affiliate.

        Year.    "Year" shall mean the twelve (12) month period ending on the 31st of December.

ARTICLE II

TERMS OF SALES

        Section 2.1.    Orders.    Purchaser shall order Product as it shall desire from Supplier, and Supplier shall supply such Product as Purchaser desires, pursuant to such procedures as Supplier periodically shall specify.

        Section 2.2.    Pricing.    The Purchase Price of Product and Services ordered by Purchaser shall be calculated according to the formula described in Appendix A. Periodic pricing adjustments or credits may be made by Supplier to ensure that Purchaser maintains such Gross Profit Margin after taking into account an offset to Purchases reflecting inventory Supplier uses to fulfill its own customer orders.

        Section 2.3.    Supplier Advice.    Supplier shall advise Purchaser of all shipments of Products on a monthly basis.

        Section 2.4.    Payment Terms.    Payment generally should be paid within 30 day(s) of the end of each month. Any requests for credit or deduction by Purchaser (e.g., due to shortage in shipment quantity, quality defects, damage in transit, or related matters), shall be communicated promptly to Supplier.

        The above payments are to be made in currency of the United States during business hours, on the day due, either (1) by check or wire transfer, or (2) by an adjustment to the intercompany payable and receivable accounts between Supplier and Purchaser.

        Section 2.5.    Delivery, Title, and Risk of Loss.    The parties agree that delivery and transfer of title of Product to Purchaser will occur at Supplier's warehouse. Delivery and transfer of title to Product that is purchased by Supplier as a finished good will occur as inventory is shipped to Purchaser's warehouse. As such, Purchaser shall own all inventory located in the Netlist Technology Warehouse (NTW) (known as Purchaser Inventory). Periodically, Supplier will be allowed to fulfill orders for its customers from Purchaser Inventory. Purchaser shall lease or license from Supplier, warehouse and distribution areas within the Supplier's facilities to facilitate such title transfer and store Purchaser Inventory.

        Section 2.6.    Sales.    Supplier shall maintain complete and accurate records of all Product supplied to Purchaser. Purchaser shall have the right, at its expense and on a reasonable basis with reasonable prior written notice to Supplier, to examine such records during regular business hours during the term of this Agreement and for twelve months after termination of this Agreement.

        Section 2.7.    Intellectual Property.    With respect to all Product, Supplier grants Purchaser a non-exclusive, limited use, sublicensable, royalty-free license to use the logos, trademarks, patents, and other marks inherent in the Product. In addition, Supplier grants Purchaser a non-exclusive, limited use, sublicensable, royalty-free license to use its customer lists.

ARTICLE III

WARRANTIES AND REPRESENTATIONS

        Section 3.1.    Of Supplier.    Supplier warrants that:

  a.
  It has the right to transfer full unencumbered title to all Product sold to Purchaser under the terms of this Agreement;

  b.
  It will extend to Purchaser all standard Supplier warranties that apply to specific Product sold to Purchaser under the terms of this Agreement, upon written request by Purchaser; and

  c.
  It has the right and authority to enter into this Agreement.

        Section 3.2.    Of Purchaser.    Purchaser warrants that:

  a.
  It has the right and authority to enter into this Agreement; and

  b.
  Will advise Supplier of any claim for damages or breach of warranty with respect to Product asserted by it or a customer purchasing Product.

ARTICLE IV

INDEMNIFICATION

        Supplier shall save, hold harmless, and defend Purchaser from and against any loss, cost, or expense, including reasonable attorneys' fees, damages, or penalties of any kind, on account of or resulting from any claim or action for infringement of any existing or future patent, copyright, or trademark, or misappropriation of any trade secret or other intellectual property right with respect to Product. Supplier shall defend any such claim or action at its expense provided that Purchaser promptly notifies Supplier on learning of any such claim or action and cooperates with Supplier in defending any such claim or action.

ARTICLE V

TERM AND TERMINATION

        Section 5.1.    Term.    This Agreement shall remain in effect for a period of one year from the Effective Date and shall automatically renew at the end of such year, and each succeeding year, for an additional one year.

        Section 5.2.    Termination.    Either party shall have the right to terminate this Agreement at any time by giving written notice to the other party on the occurrence of any of the following events:

  a.
  Desire to terminate for any reason, with 90 days prior written notice;

  b.
  Failure or neglect of a party to perform covenants or provisions of this Agreement if such default is not corrected within 45 days after receiving written notice from the other party with respect to such default;

  c.
  Any act, determination, filing, judgment, declaration, notice, appointment of receiver or trustee, failure to pay debts, or other events under any law applicable to a party indicating the insolvency or bankruptcy of such party;

  d.
  Any extraordinary government action, including, without limitation, seizure or nationalization of assets, stock or other property relating to a party; or

  e.
  Any other event that shall cause Supplier to have concern about the financial stability of Purchaser.

        Section 5.3.    Rights and Duties on Termination.    On termination of this Agreement:

  a.
  Purchaser shall have no further right to purchase Product or Services;

  b.
  Supplier shall have the right to retain any sums already paid by Purchaser under this Agreement, and Purchaser shall pay all sums accrued that are then due under this Agreement; and

  c.
  Purchaser shall have no further rights whatsoever under this Agreement.

ARTICLE VI

MISCELLANEOUS

        Section 6.1.    Notices.    Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, to the party, at its address on file with the other party, or at such other address as may be supplied in writing. The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

        Section 6.2.    Force-Majeure.    If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restrictions interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

        Section 6.3.    Successors and Assigns.    This Agreement shall be binding on and shall inure to the benefit of the parties, Affiliates, their respective successors, successors in title, and assigns, and each party agrees, on behalf of it, its Affiliates, successors, successors in title, and assigns, to execute any instruments that may be necessary or appropriate to carry out and execute the purpose and intentions of this Agreement and hereby authorizes and directs its Affiliates, successors, successors in title, and assigns to execute any and all such instruments. Each and every successor in interest to any party or Affiliate, whether such successor acquires such interest by way of gift, devise, assignment, purchase, conveyance, pledge, hypothecation, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. The rights of the parties, Affiliates, and their successors in interest, as among themselves and shall be governed by the terms of this Agreement, and the right of any party, affiliate or successor in interest to assign, sell, or otherwise transfer or deal with its interests under this Agreement shall be subject to the limitations and restrictions of this Agreement.

        Section 6.4.    Amendment.    No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the party or parties against whom the same is sought to be enforced.

        Section 6.5.    Remedies Cumulative.    The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully, entitled.

        Section 6.6.    Further Assurances.    Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

        Section 6.7.    No Waiver.    The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party's right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

        Section 6.8.    Integration.    This Agreement constitutes the full and complete agreement of the parties.

        Section 6.9.    Captions.    Titles or captions of articles and paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

        Section 6.10.    Number and Gender.    Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

        Section 6.11.    Counterparts.    This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each party hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required.

        Section 6.12.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California of the United States.

        Section 6.13.    Computation of Time.    Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. on the next succeeding business day to exercise such privilege, or to discharge such duty.

        Section 6.14.    Severability.    In the event any provision, clause, sentence, phrase, or word hereof, or the application thereof in any circumstances, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder hereof, or of the application of any such provision, sentence, clause, phrase, or word in any other circumstances.

        Section 6.15.    Costs and Expenses.    Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

        Section 6.16.    Nature of Relationship.    The relationship established between Supplier and purchaser by this Agreement is that of supplier and buyer. Purchaser is an independent contractor. Nothing in this Agreement shall be deemed to establish or otherwise create a relationship of principal and agent, employer and employee, or otherwise between Supplier and Purchaser.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their authorized officers.

Netlist, Inc.. (Supplier)
By:

Title:

Netlist Technology Texas LP (Purchaser)
By:

Title:

APPENDIX A
PRODUCT PURCHASE PRICE

        Supplier will charge Purchaser an appropriate Product Purchase Price so that Purchaser covers its expected operating expenses and earns an arm's length operating profit. The arm's length Operating Profit Margin of Purchaser has been determined to be approximately    %. Since "Operating Profit Margin" is defined as gross profits minus operating expenses divided by net sales and since Purchaser expected operating expenses will be    % of sales, the Purchaser and Supplier have agreed to establish a Product Purchase Price that equals to the price received by the Purchaser from its customers minus a            % discount. This discount will be reviewed periodically to see if it is adequate to insure that the Purchaser can earn a            % Operating Profit Margin.